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                        [COOPERS & LYBRAND LETTERHEAD]


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement of Hanger Orthopedic Group, Inc. on Form S-8 (File No. 33-63191) of our reports dated March 8, 1996, which includes an explanatory paragraph relating to the Company changing its method of accounting for income taxes effective January 1, 1993, on our audits of the consolidated financial statements and financial statement schedule of Hanger Orthopedic Group, Inc. as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, which report is included in this Form 10-K.


/s/ COOPERS & LYBRAND L.L.P.
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2400 Eleven Penn Center
Philadelphia, Pennsylvania
March 28, 1996